Membership Interest Purchase Agreement

Between

William Bollander, an individual

And

NFID LLC, a Florida limited liability company

And

ZA Group, Inc., a Florida corporation

dated as of

October 13, 2021

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of October 13, 2021 (the “Effective Date”), is entered into between William Bollander, an individual (“Seller”), NFID LLC, a Florida limited liability company (“Target”), and ZA Group, Inc., a Florida corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns a 100% ownership interest in Target; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, a 100% membership interest (the “Membership Interest”) in Target, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01  Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 1.03 below), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title, and interest in and to the Membership Interest, free and clear of any mortgage, pledge, lien, charge, security interest, claim, or other encumbrance (“Encumbrance”), for the consideration specified in Section 1.02. For purposes of this Agreement, all of Seller's right, title, and interest in and to the Membership Interest shall include, but is not limited to: (a) Seller's capital account in the Target; (b) Seller's right to share in the profits and losses of the Target; (c) Seller's right to receive distributions from the Target; and (d) the exercise of all member rights, including the voting rights attributable to the Membership Interest. Upon execution of this Agreement and by virtue of the Membership Interest, Buyer will own and control any and all assets of Target including, but not limited to, those assets identified in Schedule A attached hereto to incorporated herein by this reference.

Section 1.02  Purchase Price. The aggregate purchase price for the Membership Interest shall be 79,993 shares of Buyer’s newly created Series M Preferred Stock (the “Purchase Price”).

Section 1.03  Closing. The purchase and sale of the Membership Interest contemplated herein shall take place simultaneously with the execution of this Agreement as of the date first appearing above (the “Closing Date”).

ARTICLE II

CLOSING DELIVERABLES

Section 2.01  Buyer’s Closing Deliverables.

(a)  At Closing, Buyer shall deliver to Seller this Agreement duly executed by Buyer.

(b)  Within Five (5) Days of Closing, Buyer shall cause to be issued  to Seller the shares of Preferred Stock contemplated in Section 1.02.

Section 2.02  Seller’s Closing Deliverables.

(a)  At Closing, Seller shall deliver a Membership Certificate of Ownership evidencing Buyer’s 100% Membership Interest in Target.

(b)  Within fifteen days (15) Days of Closing, Seller shall deliver to Buyer GAAP formatted financial statements for the two prior fiscal years.

Section 2.03  Amended Operating Agreement. Within Thirty (30) Days of Closing, the Parties shall amend the operating agreement and other governing documents of the Target to reflect the terms and agreements made herein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this Article III, “Seller's knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of Seller, after due inquiry.

Section 3.01  Organization and Qualification. The Seller is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Seller is not in violation of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents. The Seller is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, (i) could not, individually or in the aggregate adversely affect the legality, validity or enforceability of this Agreement, (ii) has had or could not reasonably be expected to result in a material adverse effect on the Assets or their condition (financial or otherwise) ( “Material Adverse Effect”).

Section 3.02  Authorization; Enforcement. The Seller has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder or thereunder. The execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller and no further consent or action is required by the Seller other than Required Approvals. This Agreement has been (or upon delivery will be) duly executed by the Seller and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity. The Seller is not in violation of any of the provisions of its certificate or articles of incorporation, by-laws or other organizational or charter documents.

Section 3.03  Reserved.

Section 3.04  No Conflicts. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Seller's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) subject to obtaining the Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Seller debt or otherwise) or other understanding to which the Seller is a party or by which any property or asset of the Seller is bound or affected, or (iii) result, in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Seller is subject (including federal and state securities laws and regulations), or by which any property or asset of the Seller is bound or affected; except in the case of each of clauses (ii) and (iii), such as has not had or could not reasonably be expected to result in a Material Adverse Effect.

Section 3.05  Filings, Consents and Approvals. The Seller is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Seller of this Agreement.

Section 3.06  Assets. Target assets (hereinafter “Assets”) are free and clear of all liens and encumbrances held by any third party other than as provided for in this Agreement.

Section 3.07  Legal Proceedings. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Seller, threatened against or affecting the Seller or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Assets or (ii) could reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Compliance. With respect to the Assets, the Seller is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Seller), nor has the Seller received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of the Assets is bound (whether or not such default or violation has been waived).

Section 3.09  Regulatory Permits. With respect to the Assets, the Seller possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Seller has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

Section 3.10  Patents and Trademarks. The Seller has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights necessary or material for use in connection with the Assets and which the failure to so have has had or could reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). The Seller has not received a written notice that the Intellectual Property Rights used by the Seller violates or infringes upon the rights of any Person that has had or could reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Seller, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights that has had or could reasonably be expected to result in a Material Adverse Effect.

Section 3.11  Certain Fees. No brokerage or finder's fees or commissions are or will be payable by the Seller to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, and the Seller has not taken any action that would cause the Buyer to be liable for any such fees or commissions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer's knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of any manager or officer of Buyer, after due inquiry.

Section 4.01  Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida. Buyer has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery by Seller, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02  No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation, corporate bylaws, or other governing documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Buyer. No consent, approval, waiver, or authorization is required to be obtained by Buyer from any Person in connection with the execution, delivery, and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03  Legal Proceedings. There is no Action of any nature pending or, to Buyer's knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04  Investment Intent. The Buyer understands that the Membership Interest has not been registered under the Securities Act or any applicable state securities law and is acquiring the Membership Interest as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Interests or any part thereof, has no present intention of distributing any portion of the Membership Interest and has no arrangement or understanding with any other persons regarding the distribution of such Interests. The Buyer does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Membership Interest.

ARTICLE V

PREFERRED STOCK TRANSFER RESTRICTIONS

The Preferred Stock may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Preferred Stock other than pursuant to an effective registration statement or Rule 144, the Buyer may require the transferor thereof to provide an opinion of counsel selected by the transferor and reasonably acceptable to Buyer, the form and substance of which opinion shall be reasonably satisfactory to the Buyer, to the effect that such transfer does not require registration of such transferred Preferred Stock under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of the Seller under this Agreement. The Seller agrees to the imprinting, so long as is required by this Section 4.1(b), of the following legend on any certificate evidencing the Preferred Stock:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES

COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

ARTICLE VI

INDEMNIFICATION

Section 6.01  Survival of Representations and Covenants. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02  Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE V, Seller shall defend, indemnify, and hold harmless Buyer, its Affiliates, and their respective shareholders, members, directors, managers, officers, and employees from and against:

(a) all claims, judgments, damages, liabilities, settlements, losses, costs, and expenses, including reasonable attorneys' fees and disbursements (collectively, a “Loss”), arising from or relating to any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document delivered in connection herewith;

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or any document delivered in connection herewith; or

(c) the amount of any imputed underpayment (as described in Section 6225 of the Code) imposed on the Target and allocable to Seller or attributable to the Membership Interest during taxable years, or portions thereof, when Seller owned the Membership Interest (the “Seller Ownership Period”), or any other income tax assessment imposed on the Target under any similar provision of state or local law and allocable to the Seller or attributable to the Membership Interest during the Seller Ownership Period.

For purposes of this Agreement, “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 6.03  Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE V, Buyer shall defend, indemnify, and hold harmless Seller from and against all Losses arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document delivered in connection herewith; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any document delivered in conjunction with this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01  Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02  Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.03  Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing. For purposes of this Agreement, email constitutes writing.

Section 7.04  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.05  Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.06  Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the terms and provisions in the body of this Agreement and those in the documents delivered in connection herewith, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the terms and provisions in the body of this Agreement shall control.

Section 7.07  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.08  No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.09  Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

Section 7.10  Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 7.11  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Broward County, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 7.12  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS

AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.13  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto: (a) agrees that it shall not oppose the granting of such specific performance or relief; and (b) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 7.14  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.15  Target’s Right to Rescind. Target may rescind the transaction contemplated by this Agreement if Buyer is not identified by OTC Markets as Pink Current within 90 days of Closing. To exercise this right of recission, Target shall (i) give Buyer written notice of Target’s intent to rescind no later than 100 days after closing; and (ii) cancel 79,993 shares of Buyer’s Series M Preferred Stock issued as Purchase Price. Upon receipt of the written notice and authorized share cancellation, Buyer shall reassign the Membership Interest to Target.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

SELLER:
________________________________ William Bollander, an individual

BUYER: ZA Group, Inc., a Florida Corporation

By: ________________________________ Name: John Morgan Title: CEO

APPROVED AND ACCEPTED: TARGET: NFID LLC a Florida limited liability company ________________________________ Name: William Bollander Title: Manager

Schedule A

Target Asset List

Asset Description	Approximate Value